UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25
                 Commission File Number 0-14535


                   NOTIFICATION OF LATE FILING

 /X/Form 10-K  / / Form 20-F  / / Form 11-K  / / Form 10-Q  / / Form N-SAR

For Period Ended: December 31, 2000

  [ ]Transition Report on Form 10-K       [ ]Transition Report on Form N-SAR
  [ ]Transition Report on Form 20-F
  [ ]Transition Report on Form 11-K
  [ ]Transition Report on Form 10-Q

For the Transition Period Ended: [             ]

     Read Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing check above,
identify the Item(s) to which the notification relates:       Not Applicable



                             PART I
                     REGISTRANT INFORMATION

Full Name of Registrant: Citizens Bancshares Corporation

Former Name if Applicable:     N/A

Address of Principal Executive Office (Street and Number):
                           75 Piedmont Avenue, N.E.

City, State and Zip Code:  Atlanta, Georgia  30302

                             PART II
                     RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort
or expense;   [X]

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and [X]

     (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.   [  ]


                            PART III
                            NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the Transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's Form 10-KSB for the year ended
December 31, 2000 cannot be timely filed for the following reasons:

Due to the identification of and resolution of certain contingencies, completing the year end closing of the books and the audit has taken longer than originally anticipated. As a result, the filing of the Form 10-KSB could not be made within the prescribed time period without unreasonable effort or expense. The Registrant anticipates that the annual report will be filed on or before April 15, 2001.




                             PART IV
                        OTHER INFORMATION

     (1) Name and telephone number of persons to contact in regard to this notification.

           Beth Lanier
Powell, Goldstein, Frazer & Murphy LLP(404)         572-4571
     (Attorneys for Company)       (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                         / X / Yes    /   / No

     (3)  Is it anticipated that any significant change in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                         /   / Yes    / X / No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 Citizens Bancshares Corporation

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2001         By:
                              Samuel J. Cox
                              Senior Vice President and
                              Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statements signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed

                           ATTENTION

     Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).

                      GENERAL INSTRUCTIONS

     1.   This form is required by Rule 12b-25 (17 CFR 240, 12b-
25) of the General Rules and Regulations under the Securities
Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

     5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (232.201 or 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (232.13(b) of this chapter). [Added in Release No. 34-31905 (85,111), effective April 26, 1993, 58 FR 14628;
and Release No. 34-35113 (85,475), effective January 30, 1995,
59 F.R. 67752.]

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